Exhibit 99.3

Doyle R. Simons
Chairman and Chief Executive Officer

June 4, 2011

Mr. John V. Faraci

Chairman and CEO

International Paper

6400 Poplar Avenue

Memphis, TN 38197

Dear John:

The Board of Directors of Temple-Inland has received your letters dated May 19 and May 27,2011 containing IP’s proposal to acquire all of the outstanding shares of Temple- Inland for $30.60 per share in cash. The Board has also considered the additional information you provided me at our meeting held at your request on May 26. Earlier today, the Temple- Inland Board of Directors convened and carefully reviewed your company’s proposal with the assistance of its financial advisor, Goldman, Sachs & Co., and its legal counsel, Wachtell, Lipton, Rosen & Katz. After thorough consideration, it is the unanimous view of the Temple- Inland Board of Directors that your unsolicited proposal grossly undervalues Temple-Inland and its future prospects. Accordingly, the Temple-Inland Board unanimously rejects IP’s proposal of $30.60 per share.

Since we launched the “new” Temple-Inland in January 2008, we have delivered superior results to our stockholders compared with our corrugated packaging peers (including IP), building products peers, and the S&P 500. Since that time, our total returns to stockholders of 22% greatly exceed the 5% total return that IP has achieved. Through our proven ability to execute our strategy focused on maximizing return on investment (ROI) and profitably growing our business, the Board believes the Company will continue to provide superior results for our stockholders.

A key part of our strategy is to maximize ROI, because we believe ROI is fundamental to driving stockholder value. In corrugated packaging, we generated record ROI of 16.5% in 2009 and 2010 and are positioned to generate significantly higher levels of ROI in 2011 and beyond due to fundamental changes in the industry and benefits from our box plant transformation. Indeed, we are now achieving the highest returns on assets in the corrugated packaging industry. Despite the worst housing markets since the Great Depression, our low-cost building products operation has continued to generate positive cash flow throughout the downturn and is positioned to generate very high levels of return for our stockholders when housing markets recover. As the economic recovery continues and the benefits from our strategy continue to be realized, it is the stockholders of Temple-Inland who should benefit from our company’s very strong prospects, not the stockholders of IP.

1300 S. MoPac Bpy., 3rd Floor Austin, Texas 78746 512.434.3737 Fax 512.434.3750

Mr. John V. Faraci

June 4, 2011

We take issue with a number of claims in the materials you have provided to us. You have overstated our net debt by $91 million (which was $737 million as of March 31, 2011, rather than the $828 million stated in your proposal) and the net present value of our timber finance liability by at least $200 million. More significantly, the “comparable” transactions you cite are simply not comparable — those transactions involved troubled or struggling companies or operations rather than a company such as Temple-Inland with its industry-leading returns, high-quality assets and low-cost structure. Further, the retrospective focus of these “comparables” does not take account of the profound changes that are occurring in the corrugated packaging industry, which have led to reduced pricing volatility, higher average prices and widely-held expectations that these positive industry trends will continue.

Your own public statements acknowledge the changes in the industry and make clear that “looking back at history” is not the correct way to understand the corrugated packaging industry’s future. If, as you so clearly state, the past is not prologue for your company, neither is it for ours. We believe that it is for this reason that your letter of May 27 insistently says “Timing and speed are important,” and you have threatened us with a hostile bid if we do not respond by your deadline. The speed that is “important” to you underscores an opportunistic attempt to deprive our stockholders of the value in their company that we believe will become increasingly evident as the benefits of profound change in the corrugated packaging industry, Box Plant Transformation II and our extremely low-cost building products business accrue to the benefit of our stockholders. Finally, the “certain” value you refer to overlooks the serious regulatory issues of your proposal, an attempt to forcibly combine the #1 and #3 participants in the corrugated packaging industry with the result that your company would have an approximate 40% share of industry capacity, nearly double the next largest competitor.

Our Board of Directors, our management team and our employees are dedicated to creating value for all of our stockholders, which we expect to do by continuing to effectively execute on our strategic plan.

Sincerely,

/s/ Doyle R. Simons
Doyle R. Simons